Exhibit 10.7

Spring Breeze Science and Technology Innovation Park Premises Lease Agreement

File Reference Number: 科癹2035-35

Lessor (Party A):	Zhejiang Agricultural Science and Technology Development (Hangzhou) Co., Ltd.

Lessee (Party B):	Hangzhou Jigaodian Technology Co., Limited/

Hangzhou Lianxuntong Technology Co. Limited

In accordance with the Civil Code of the People’s Republic of China and relevant laws and regulations, Party A and Party B, adhering to the principles of voluntariness, fairness, honesty, and equivalent compensation, have reached the following agreement concerning the lease of premises at Spring Breeze Science and Technology Innovation Park.

Article 1: Lease Scope and Purpose

1.	The leased premises are located at Suites 1807, 1808, 1809, and 1810, on 18th Floor of Building 9, No. 188 Binkang Road, Binjiang District, Hangzhou, with a total construction area of 480 square meters (including shared areas, hereinafter referred to as “the Premises”). Party A possesses exclusive and comprehensive leasing rights to the Premises, which Party B is authorized to lease along with the associated facilities.
2.	The land usage of Spring Breeze Science and Technology Innovation Park is designated for industrial purposes.
3.	The Premises will be used for research and office purposes. Party B shall not change the use of the Premises without prior written consent from Party A and any necessary approvals from relevant authorities.
4.	The Premises will be delivered in their current unfinished condition.

Article 2: Lease Term and Rent

1.	The lease term is five years, from January 09, 2026, to July 8, 2029. Rent will be calculated starting July 9, 2026, with rental price of RMB2.26/day/sqm and will increase annually by 3%, based on the rent from the preceding year. The specific rent details are as follows:

		Rent Unit Price	Building Area		Rent
Lease Period Start	Lease Period End	(CNY/day/sqm)	(sqm)	Actual Rent Days	Value-Added Tax (CNY)	Rent (Excluding VAT, CNY)	Rent (Including VAT, CNY)	Payment Deadline

2026/01/09	2026/07/08	2.26	480	181	16.212.29	180,136.51	196,348.80	2025/12/09
2026/07/09	2027/01/08	2.32	480	184	16,918.55	187,983.85	204,902.40	2026/06/09
2027/01/09	2027/07/08	2.32	480	181	16,642.70	184,918.90	201,561.60	2026/12/09
2027/07/09	2028/01/08	2.38	480	184	17,356.10	192,845.50	210,201.60	2027/06/09
2028/01/09	2028/07/08	2.38	480	182	17,167.44	190,749.36	207,916.80	2027/12/09
2028/07/09	2029/01/08	2.45	480	184	17,866.57	198,517.43	216,384.00	2028/06/09
2029/01/09	2029/07/08	2.45	480	181	17,575.27	195,280.73	212,856.00	2028/12/09

2.	The rental rate includes taxes. If tax rates change, the pre-tax rental price will be adjusted accordingly. Parking space fees will be calculated and paid separately.
3.	Rent must be prepaid as specified in the “Rent Details Table.” Upon receiving payment, Party A will issue an invoice to Party B.

Article 3: Security Deposit and Other Fees

1.	Security Deposit:

1.	Party B shall pay a security deposit equivalent to two months’ rent upon signing this agreement, totaling CNY 89,760(Renminbi Eighty Nine Thousand Seven Hundred and Sixty only). Party A has the rights to deduct the arrear payment from this security deposit and and demand to pay the shortfall of security deposit if less than two month’s rent. Party A will issue a receipt upon receiving the deposit. If Party B fails to pay on the signing date, Party A reserves the right to unilaterally terminate the agreement and lease the Premises to another party.

2.	Upon lease termination, Party B must vacate the Premises, settle all outstanding payments, and complete relevant procedures (e.g., deregistration of business address) before Party A refunds the deposit within five working days, interest-free.
3.	Party A’s Account Details:

Account Name: Zhejiang Agricultural Science and Technology Development (Hangzhou) Co., Ltd.

Bank: Hangzhou United Bank, Wushan Branch

Account Number: 201000306450335

2.	Other Fees:

1.	During the lease and renovation periods, Party B shall bear all costs incurred from using the Premises, including but not limited to water, electricity (including distribution line losses), communications, and internet services.
2.	Before the agreement terminates, Party B must settle all outstanding fees with Party A, the property management company, and any other relevant parties.
3.	Advertising space on the external facade and rooftop (including podium areas) of the Premises belongs to Party A. If Party B wishes to place advertisements on these areas, Party B must obtain prior approval from Party A. Advertising fee standards shall be determined through separate negotiations.

Article 4: Property Management and Fees

1.	Party B agrees that the property management company (or property management department, hereinafter the same) designated by Party A shall be responsible for the property management of the Premises (including parking spaces, hereinafter the same). Party B shall comply with the management regulations and pay the corresponding property management fees and other related expenses. Party B shall also sign a separate property management agreement for the Premises and parking spaces with the property management company designated by Party A on the date this agreement is signed. The property management fee standards for the Premises and parking spaces shall be determined separately.
2.	The property management agreements signed between Party B and the property management company designated by Party A (as actually executed) are subsidiary contracts to this agreement and constitute integral parts of it, holding the same legal validity as this agreement.
3.	Upon the termination or dissolution of this agreement, the property management agreement and the “Fire Safety Responsibility Statement” signed by Party B with Party A or the property management company entrusted by Party A shall also be simultaneously terminated or dissolved.

Article 5: Obligations of Party A

In addition to the provisions of other clauses in this agreement, Party B shall undertake the following obligations:-

1.	Party A shall ensure that the Premises meet the agreed-upon conditions stipulated in this agreement and comply with relevant laws, regulations, and regulatory requirements.
2.	Party A shall issue valid receipts to Party B when settling payments.
3.	Party A is responsible for repairing any damage to fixed facilities provided at the time of lease commencement. This excludes items purchased by Party B, such as consumable goods or light fixtures (if any). If damage arises from improper use by Party B, the resulting repair costs shall be borne by Party B. Party B must notify Party A promptly of any issues with the leased property and cooperate with repair efforts.
4.	Party A shall assist Party B in handling the necessary procedures with relevant authorities for renovations to the Premises but shall not be held liable for damage to the leased property or any loss to Party B’s property or personal safety caused by renovations carried out by Party B or by force majeure events.

Article 6: Obligations of Party B

In addition to the provisions of other clauses in this agreement, Party B shall undertake the following obligations:

1.	Party B shall ensure that its use of the leased Premises complies with relevant laws, regulations, and rules.
2.	Party B shall pay rent, property management fees, and utility bills (e.g., water and electricity) on time. If payment is overdue, Party B shall pay a late fee of 0.1% of the outstanding amount per day of delay.
3.	If damages or malfunctions occur to the Premises or their facilities due to Party B’s improper or unreasonable use, Party B shall be responsible for timely repairs or compensation. Should Party B refuse, Party A may conduct repairs, and the costs incurred shall be borne by Party B.
4.	Party B shall not sublease all or part of the Premises, exchange the Premises with a third party, or change the intended use of the Premises without prior written approval from Party A.
5.	If Party B intends to terminate the lease early, it must notify Party A in writing at least three months in advance. Upon obtaining Party A’s consent and after completing all necessary handover procedures, Party B must vacate the Premises within three days of final inspection by Party A.
6.	Beyond the original fixtures and facilities provided, any alterations (including branding elements) or additions made by Party B must have prior written approval from Party A. Where required, Party B must also obtain approval from relevant authorities (e.g., fire safety departments). Party B is solely responsible for the safety and maintenance of its improvements.
7.	Upon the lease’s expiration or early termination, Party B may retrieve movable equipment it installed. Items left behind without Party A’s consent will be deemed abandoned and may be disposed of by Party A at its discretion. For immovable fixtures or decorations that cannot be removed, no compensation will be provided to Party B unless otherwise agreed.
8.	Party B shall not alter the refined decor of the office building (including common areas such as corridors, restrooms, elevators, fire stairs, and terraces) without prior written consent from Party A. Any requests for alterations must be submitted in writing to Party A and approved before implementation.

Article 7: Termination

1.	After this agreement takes effect, it may be terminated by mutual agreement between Party A and Party B.
2.	Party A has the right to terminate this agreement and hold Party B liable for breach of contract in any of the following circumstances:

(1) Party B alters, modifies, or damages the structural integrity of the Premises without Party A’s written consent.

(2) Party B fails to pay rent or other fees stipulated in this agreement for more than 10 days past due.

(3) Party B uses the leased Premises for illegal activities.

(4) Party B changes the intended use of the Premises without obtaining written consent from Party A.

(5) Party B subleases the Premises or exchanges it with a third party without prior written approval from Party A.

3.	Any expenses incurred from terminating this agreement (including but not limited to legal fees, litigation costs, transportation fees, preservation fees, and notarization fees) shall be borne by the breaching party.
4.	If the performance of this agreement becomes impossible due to force majeure or government actions (such as demolition), the rights and obligations of both parties under this agreement shall automatically terminate, and neither party shall bear any responsibility or loss resulting from such circumstances.

Article 8: Breach of Contract

1.	If Party B terminates the lease prematurely without Party A’s consent or if Party A terminates the lease in accordance with Article 7, the remaining rent will not be refunded, and the security deposit will be forfeited to Party A. Additionally, Party B must pay for the rent-free period granted.
2.	Upon lease termination, if Party B fails to vacate the Premises or relocate its business registration address on time, Party B will be charged double the daily rent starting from the expiration date. The entire security deposit will also be forfeited. Party A reserves the right to disconnect utilities, restrict access, and treat items left in the Premises as abandoned property, which Party B acknowledges.
3.	If Party B alters the Premises’ decoration or adds fixtures beyond the approved scope without Party A’s prior written consent, Party A may require Party B to restore the Premises to their original state. Any losses incurred by Party A due to such alterations will be compensated by Party B.

Article 9: Dispute Resolution

Any disputes arising from or related to this agreement shall first be resolved through amicable negotiation. If unresolved, either party may file a lawsuit at the People’s Court of Binjiang District, Hangzhou.

Article 10: Other Provisions

1.	Matters not covered in this agreement shall be supplemented through mutual consultation between Party A and Party B. Supplementary agreements or clauses shall have the same legal effect as this agreement.
2.	Party B is responsible for obtaining approval or filing for secondary fire safety inspections for the leased premises starting from the lease commencement date.
3.	Air conditioning systems installed in the leased premises by Party A shall not be altered or damaged by Party B without Party A’s prior consent. Any damage to the air conditioning during Party B’s usage shall be repaired at Party B’s expense.
4.	If Party B intends to continue leasing the Premises upon the expiration of this agreement, Party B must submit a renewal request to Party A no later than three months prior to the agreement’s expiration. If Party A agrees to continue leasing the Premises, Party B shall have priority to renew the lease, and both parties shall sign a new agreement accordingly.
5.	This agreement shall take effect upon affixation of the seals of both parties.
6.	This agreement is executed in quadruplicate, with two copies held by each party.

Party A:

Authorized Representative: Li Peng

Date: 2025/12/23

Contact: 18605714032

Address: No. 768 Jianghong Road, Binjiang District, Hangzhou

Party B

Authorized Representative: Yu Chi Tat Dennis

Date: 2025/12/24

Contact: 15220127490

Address: No. 188 Binkang Road, Binjiang District, Hangzhou